Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on March 11 , 2010, by and among Pacific Capital Bank, N.A. (“the Bank”) and Pacific Capital Bancorp. (“PCB”) and with the Bank hereinafter collectively referred to as “the Company”) on the one hand, and George S. Leis (“Executive”) on the other hand, on the basis of the following.

WHEREAS, the Bank and PCB desire to employ Executive as the President and Chief Executive Officer of the Bank and PCB as of the date of April 2, 2010 or such other date as the parties may mutually agree (the “Effective Date”); and

WHEREAS, the parties are willing to enter into an agreement providing for such employment upon the terms and conditions set forth herein, which will replace any other prior written or oral understandings between Executive and the Company.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the sufficiency of which is acknowledged, the parties hereto covenant and agree as follows:

A. TERM OF EMPLOYMENT

1. Term. The Company hereby employs Executive, and Executive hereby accepts employment with the Company as President and Chief Executive Officer, for a period of two (2) years, commencing as of the Effective Date set forth above (the “Term”), subject however to prior termination as hereinafter provided. Where used herein, “Term” shall refer to the entire period of the employment of Executive by the Company hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided.

B. DUTIES OF EXECUTIVE

1. Duties. Executive’s duties under this Agreement shall include all ordinary and reasonable duties customarily performed by the President and Chief Executive Officer of a commercial banking institution in California, subject to the powers by law vested in the Boards of Directors of the Bank and PCB. As such, Executive shall oversee all operational aspects of the business and activities of the Company. Executive shall render his services to the Company and shall exercise such corporate responsibilities as Executive may be directed by the Boards of Directors. Executive shall perform his duties faithfully, diligently and to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with applicable laws.

2. Conflicts of Interest. Executive expressly agrees as a condition to the performance by Company of its obligations herein that, during the Term, he will not, directly or indirectly, render any services of an advisory nature or otherwise become employed by, or participate or engage in, any business competitive with any businesses of the Company, without the prior written consent of the Company; provided, however, that nothing herein shall prohibit Executive from owning stock or other securities of a competitor which are relatively insubstantial to the total outstanding stock of such competitor, and so long as he in fact does not have the power to control or direct the management or policies of such competitor and does not serve as a director or officer of, and is not otherwise associated with, any competitor except as consented to by the Company. Nothing contained herein shall preclude substantially passive investments by Executive during the Term that may require nominal amounts of his time, energies and interest.

3. Performance. During the Term, Executive shall devote substantially his full energies, interests, abilities and productive time to the business of the Company. Executive shall at all times loyally and conscientiously perform all of these duties and obligations hereunder and shall at all times strictly adhere to and obey, and instruct and require all those working under and with him strictly to adhere and obey, all applicable federal and state laws, statutes, rules and regulations to the end that the Company shall at all times be in full compliance with such laws, statutes, rules and regulations.

4. Subpoenas; Cooperation in Defense of the Bank. If Executive, during the Term or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of confidential information or if Executive is otherwise required by law or regulations to disclose Confidential Information (as described in Section G below), Executive will promptly, before making any such production or disclosure, notify the Company’s counsel and provide such information as the Company may reasonably request to take such action as the Company deems necessary to protect its interests. Executive agrees to cooperate reasonably with the Company, whether during the Term or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which the Company is or may become a party, whether now pending or hereafter brought, in which Executive has knowledge of relevant facts or issues.

C. COMPENSATION

1. Salary. In consideration of the performance by Executive of all of his obligations under this Agreement, the Bank agrees to pay Executive commencing on the Effective Date, a salary of $600,000 per year, less required taxes and withholdings. The base salary shall be payable in accordance with the Bank’s regular payroll practices. The Board shall review the base salary annually during the Term.

2. Bonuses. During the Term, the Bank agrees that Executive shall be eligible to be considered for a cash and/or equity bonuses consistent with the Bank’s applicable executive incentive compensation program, based upon the Executive’s accomplishment of business and financial goals during the completed fiscal year, the overall financial performance of the Bank, and other goals as determined by the Board, to the extent permitted by law. The bonus shall be payable when the bonuses of the other executives of the Bank are paid.

3. Deferred Compensation Program. Bank will provide Executive a reasonably satisfactory deferred compensation program under which Executive may elect to defer a portion of Executive’s base salary and annual bonus compensation each year. Such program shall be implemented no later than 30 days following the Effective Date and shall be structured so as to be reasonably expected to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

The payment schedules to Executive as provided in Section F below, other than in connection with termination for cause, are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted consistently therewith. Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Code, if Executive is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, Executive agrees that any non-qualified deferred compensation payments due to him under this Agreement in connection with a termination of employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period.

D. EXECUTIVE BENEFITS

1. Group Medical, Life Insurance and 401(k) Benefits. During the Term, the Bank shall provide for Executive’s participation in medical, accident, health benefits, disability insurance, the 401(k) plan/profit sharing plan and other employee benefits as provided to other officers and employees of the Bank, the amount extent and scope of which shall be determined in accordance with the policies of the Bank as in effect from time to time, and subject to applicable legal limitations.

E. REIMBURSEMENT FOR BUSINESS EXPENSES

Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Bank during the Term, which type of expenditures shall be determined by the Board of Directors, provided that:

(a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as deductible compensation to Executive; and

(b) Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and not as deductible compensation to Executive.

Provided that the Board of Directors has granted specific approval in advance, any reasonable and customary expenses of Executive for his activities in industry association groups, or other business, industry, civic, or charitable organizations, that are not reimbursed by those organizations, will be reimbursed by the Bank to Executive upon presentation of proper documentation.

F. TERMINATION

Notwithstanding any and all other provisions of this Agreement to the contrary, Executive’s employment hereunder may be terminated as follows:

1. Without Cause. Executive’s employment hereunder may be terminated in the sole and absolute discretion of the Boards of Directors of the Bank and PCB at any time. If Executive’s employment is terminated under this Section F.1 the Bank shall pay Executive the base salary earned but unpaid through the date of termination, along with any earned but unused vacation pay due at the time of termination. Additionally, if such termination occurs and is not for reasons described in Sections F.2 or F.3 below, Executive and the Company shall enter into the Separation and Release Agreement attached hereto as Exhibit 1. Executive shall be entitled to reasonable consideration in exchange for the covenants provided in the Separation and Release Agreement based on the value to the Company of Executive’s covenants. The value shall be determined by an independent third-party consultant selected by Company which is experienced in estimating the fair market value of such covenants.

2. Upon Disability or Death.

(a) Disability. Executive’s employment hereunder may be terminated upon Executive’s inability to perform his duties hereunder as the President and Chief Executive Officer of the Bank and PCB as a result of prolonged absence from work for health reasons or physical or mental disability, illness or incapacity, for three (3) consecutive calendar months, or for shorter periods aggregating three (3) months in any twelve (12) month period, as reasonably determined by the Boards of Directors. In the event that Executive’s employment is terminated under this Section F.2, Executive shall receive the difference between any disability payments provided by the Bank’s insurance plans, including workers compensation, and his then current base salary, as set forth in Section C.1 above, for twelve (12) months. Such termination shall not affect any rights, which Executive may have pursuant to any insurance or other death benefit plans or arrangements of the Bank. The above payment shall be in full and complete satisfaction of any and all rights, which Executive might enjoy hereunder other than the right, if any, to exercise any Stock Options and the right to receive other vested compensation (e.g. deferred compensation and vested stock grants). Any Stock Options and Restricted Stock previously awarded to Executive shall vest upon termination. Such payment is contingent upon Executive’s execution of the Release described in Section F.4 and compliance with Section G.4 below, and shall be made in equal installments on the Bank’s normal payroll dates.

(b) Executive’s Death. If Executive dies, his employment hereunder shall terminate without further obligation of the Company to Executive (or Executive’s heirs or legal representatives) under this Agreement, other than for payment of: (i) Executive’s base salary (as set forth in Section C.1 hereof) through the date of termination; (ii) any compensation previously deferred by Executive; and (iii) any accrued vacation. All of the foregoing amounts shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum within thirty (30) days after the date of termination or earlier, as required by applicable law and shall be in full and complete satisfaction of any and all rights which Executive might enjoy hereunder other than the right, if any, to exercise any Stock Options and the right to receive other previously vested compensation (e.g., deferred compensation and vested stock grants). Any Stock Options or Restricted Stock previously awarded to Executive shall vest upon termination. The timing of the exercise of such Vested options shall be as provided in the PCB’s 2002 Stock Plan.

3. For Cause.

The Company may terminate immediately Executive’s employment hereunder without any further obligation or liability whatsoever to Executive, if the Board of Directors of either the Bank or PCB reasonably determines that Executive has:

(a) committed a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of Executive’s duties as an employee of the Company;

(b) grossly neglected or willfully failed in any way to perform substantially the duties of such employment after a written demand for performance is given to Executive by the Board of Directors of the Bank or PCB which demand specifically identifies the manner in which such Board of Directors believes Executive has failed to perform his duties; or

(c) willfully acted or failed to act in any other way that materially and adversely affects the Company.

In the event of a termination of Executive’s employment by the Company under this Section F.3, the Company shall deliver to Executive at the time the Executive is notified of the termination of his employment a written statement setting forth in reasonable detail the facts and circumstances claimed by the Company to provide a basis for the termination of the Executive’s employment under this Section F.3.

If Executive’s employment is terminated under this Section F.3, the Bank shall pay Executive the base salary earned but unpaid through the date of termination, along with any earned but unused vacation pay due at the time of termination. Executive shall not have the right to receive compensation or other benefits for any period after the termination pursuant to this Section F.3 except for benefits already vested. Any termination under this Section F.3 shall not prejudice any remedy, which the Company may otherwise have at law, in equity, or under this Agreement.

4. Regulatory Provisions.

(a) Compliance with Safety and Soundness Standards. Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of Executive be in excess of that considered by the FDIC or the California Commissioner of Financial Institutions to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance. Any payments made to the Executive, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated there under.

(b) Suspension and Removal Orders. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall (to the fullest extent permitted by law): (i) pay Executive the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c) Termination by Default. If the Company is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

G. GENERAL PROVISIONS

1. Company Confidential Information and Trade Secrets. During the Term, Executive will have access to and become acquainted with what Executive and the Company acknowledge are trade secrets and other confidential and proprietary information of the Company, including but not limited to, knowledge or data concerning the Company, its operations and business, the identity of customers of the Company, including knowledge of their financial conditions their financial needs, as well as their methods of doing business, pricing information for the purchase or sale of assets, financing and securitization arrangements, research materials, manuals, computer programs, formulas for analyzing asset portfolios, marketing plans and tactics, salary and wage information, and other business information (hereinafter “Confidential Information”). Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by Executive. Executive shall not disclose any of the aforesaid Confidential Information, directly or indirectly, under any circumstances or by any means, to third persons without the prior written consent of the Company, or use it in any way, except as required in the course of Executive’s employment with the Company.

2. Company’s Ownership in Executive’s Work. Executive agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, and processes, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during the Executive’s employment with the Company, either alone or jointly with others, if on the Company’s time, using the Company’s facilities, relating to the Company or to the banking industry shall be owned exclusively by the Company, and Executive hereby assigns to the Company all of the Executive’s right, title, and interest in all such intellectual property. Executive agrees that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request. This provision is intended to be applied consistent with applicable law.

3. Statutory Limitation on Assignment. Executive understands that the Company is hereby advising Executive that any provision in this Agreement requiring Executive to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code. That Section provides as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies facilities, or trade secret information, except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

By signing this Agreement, Executive acknowledges that this paragraph shall constitute written notice of the provisions of Section 2870.

4. Covenant Not to Solicit Fellow Employees. Executive agrees, during the term of Executive’s employment with the Company and for a one-year period following the termination of Executive’s employment with the Company for any reason, not to solicit the services of any officer, employee or independent contractor of the Bank or PCB. This covenants not to solicit fellow employees shall be considered as a series of separate covenants, one for each political subdivision of California, and one for each entity or individual with respect to whom solicitation is prohibited. Except as provided in the previous sentence, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section G.4. If in any arbitration or judicial proceeding an arbitrator or a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that a provision of this Section G.4 or any such separate covenant or portion thereof, is determined to exceed the time, geographic or scope limitations permitted by applicable law, then such provision shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law. Executive hereby consents, to the extent Executive may lawfully do so, to the arbitral or judicial modification of this Agreement as described in this Section G.4.

5. Indemnification. To the fullest extent permitted by law, applicable statutes, and the Articles, Bylaws and resolutions of the Bank and PCB in effect from time to time, the Company shall indemnify Executive from and against liability, claims or loss arising out of Executive’s service, actions or omissions concerning or relative to the performance of Executive’s duties for the Company, including, but not limited to judgments, fines, settlements and advancement of expenses incurred in the defense of actions, proceedings and appeals there from. The Company’s obligations under this Section G.5 shall survive the expiration or termination of this Agreement.

6. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of the Company, and that Executive has no right, title or interest therein. Upon termination of Executive’s employment hereunder, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Company in good condition.

7. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below, or by facsimile, to the number specified below. Either party may change its address by written notice in accordance with this Paragraph.

If to the Bank and PCB:

Pacific Capital Bank, N.A. and Pacific Capital Bancorp

1021 Anacapa Street, 3rd Floor

Santa Barbara, California 93101

Attention: Chairman of the Board, Edward E. Birch

Telephone: (805) 564-6435

Facsimile: (805) 882-3888

With a copy to:

General Counsel, Frederick W. Clough

Telephone: (805) 564-6264

Facsimile: (805) 882-3856

If to the Executive:

George S. Leis

405 Palomar Road

Ojai, California 93023

Telephone: (805) 640-0558

8. California Law. This Agreement is to be governed by and construed under the laws of the State of California, without regard to the choice of law provisions of California.

9. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

10. Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

11. Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, understandings, negotiations and discussions, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by an authorized representative of the Company and Executive.

12. Receipt of Agreement. Each of the parties hereto acknowledges that it or he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

13. Arbitration. Executive and the Company agree that, to the fullest extent permitted by law, Executive and the Company will submit all disputes arising under this Agreement or arising out of or related to Executive’s employment with or separation from the Bank and/or PCB, to final and binding arbitration in Santa Barbara, California before an arbitrator associated with the American Arbitration Association, JAMS or other mutually agreeable alternative dispute resolution service. Included within this provision are any claims based on violation of local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, or similar statutes. If there is a dispute as to whether an issue or claim is arbitrable, the arbitrator will have the authority to resolve any such dispute, including claims as to fraud in the inducement or execution, or claims as to validity, construction, interpretation or enforceability.

The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law. The arbitrator will be selected from a neutral panel pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”). The arbitration will be conducted in accordance with the AAA Rules (or the rules of any other service selected). Notwithstanding anything to the contrary in the AAA Rules, however, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof. The parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state of federal statute prohibiting discrimination in employment (“a Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA. In disputes where Executive asserts a Statutory Claim against the Bank, or where otherwise required by law, Executive shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs. To the extent permissible under the law, however, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. To the extent that applicable law provides that a prevailing party is entitled to recover attorney’s fees and costs, the arbitrator shall apply the same standard with respect to the awarding of fees and costs as would be awarded if such claim had been asserted in state or federal court. This mutual arbitration agreement does not prohibit or limit either the Executive’s or the Company’s right to seek equitable relief from a court, including, but not limited to, injunctive relief, a temporary restraining order, or other interim or conservatory relief, pending the resolution of a dispute by arbitration. The arbitrator shall have no authority to add to or to modify the terms described in this Paragraph, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.

14. Applicability of Agreement. This Agreement does not create, and shall not be construed as creating, any rights enforceable by a person not a party to this Agreement (except as specifically provided in this Agreement).

[Signature page follows]

IN WITNESS WHEREOF, the Bank and PCB have caused this Agreement to be executed by a duly authorized officer or representative and Executive has executed this Agreement to be effective as of the day and year first written above.

Date: 3-11-2010	PACIFIC CAPITAL BANCORP

	By:	/s/ Edward E. Birch
	Name:	Edward E. Birch
	Title:	Chairman of the Board

Date: 3-11-2010	PACIFIC CAPITAL BANK, N.A.

	By:	/s/ Edward E. Birch
	Name:	Edward E. Birch
	Title:	Chairman of the Board

Date: 3-11-2010		/s/ George S. Leis
Executive: George S. Leis

Exhibit 1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”) is made by and between Pacific Capital Bancorp, a California corporation, and Pacific Capital Bank., N.A., a national banking association, (collectively, the “Company”) and George S. Leis (“Executive”) (the Company and Executive referred to individually as the “Party” and together as the “Parties”), effective as of [                    ].

WHEREAS, Executive is currently serving as the President and Chief Executive Officer as well as a member of the board of directors of the Company (the “Board”).

WHEREAS, Executive employment with the Company and his service has been terminated, effective as of [                    ] (the “Separation Date”) and is not entitled to receive severance benefits (other than payment for services rendered or accrued benefits) pursuant to the terms of his employment and his board service;

WHEREAS, the Company is not permitted to make any “golden parachute payment” as defined in Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and any executive compensation laws, regulations and/or guidance issued on or subsequent to the Separation Date (the “CPP Rules”) to Executive in connection with such termination pursuant to the terms of the Company’s participation in the United States Treasury’s Capital Purchase Program (the “CPP”) under the Troubled Asset Relief Program (“TARP”), which has been duly acknowledged by Executive pursuant to (i) a Waiver executed by Executive dated [                    ] and effective as of [                    ], attached hereto as Annex A (the “Waiver”), and (ii) Executive Compensation Amendment to Benefit Plans to Comply with Emergency Economic Stabilization Act, as Amended and Consent Agreement between Executive and the Company dated as of [                    ], attached hereto as Annex B (the “Consent Agreement”), and each are hereby made a part of this Agreement;

WHEREAS, the Parties desire to enter into this Agreement to (a) clarify the payment of certain accrued benefits, (b) provide for payments which the Company agrees to provide Executive in exchange for other rights and obligations provided for under this Agreement, including restrictive covenant obligations on the part of Executive and (c) reaffirm Executive’s continuing obligations under, and adherence with, the terms of the Waiver, the Consent Agreement and the executive compensation restrictions under the CPP as currently exist and as may be adopted from time to time while the Company is a participant under the CPP; and

WHEREAS, the Parties wish to avoid litigation and controversy and fully resolve any and all past, present and future disputes they may have relating to Executive’s employment with, or separation from service with, the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

1. Termination. Effective as of the Separation Date, Executive’s employment with the Company, as well as any and all positions he held with the Company and any affiliates, are terminated, including, without limitation, his position as a member of the Board and as a member of any boards of directors of affiliates of the Company.

2. Accrued Obligations.

(a) In accordance with the Company’s normal mode of executive salary payment, the Company shall pay Executive any accrued, but unpaid, base salary as of the Separation Date. In addition, the Company shall pay Executive the amount of any accrued, but unused, vacation as of the Separation Date. Executive acknowledges that with such payments, as well as the payments set forth below, Executive will have received all compensation owed to Executive by the Company. Except as specifically provided below, Executive shall not be entitled to receive any compensation from the Company following the Separation Date. In addition, Executive specifically acknowledges his execution of, and continuing obligation to be in compliance with, the Waiver and hereby acknowledges and agrees that any and all amounts under this Agreement are subject to the terms of Section 8 of this Agreement.

(b) All of Executive’s health, dental and/or vision insurance coverage will cease on the Separation Date; provided, however, that nothing herein will prevent Executive from electing continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (i.e., 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended).

(c) Executive acknowledges and agrees that with the payments set forth in Section 2(a), as well as any vested benefits in his account under the Company’s 401(k) plan, Executive will have received all compensation and benefits (including leave time) due Executive in connection with his employment, and he is not entitled to any additional compensation or benefits except as specifically provided below.

(d) Executive acknowledges that, upon the Separation Date, he shall automatically forfeit pursuant to the terms of the [                    ] and applicable award agreements: (i) the remaining [                    ] unvested shares of restricted stock granted under the Plan and (ii) [                    ] shares subject to stock option awards granted under the Plan to the extent such option shares remain unexercised upon the Separation Date.

3. Consideration for Services Rendered. In consideration of Executive entering into this Agreement and performing his obligations hereunder, including the restrictions contained in Section 4, the Company shall compensate Executive with an aggregate cash payment of $[        ] to be paid in [            ] (    ) monthly installment payments of $[        ]. Such installment payments shall commence to be paid on [            ], and thereafter shall be paid on the fifteenth (15th) day of each month until [                    ], with a final payment of $[        ] on [                    ], in accordance with the Company’s normal accounts payable procedures. For purposes of the application of Treasury Regulation Section 1.409A-1(b)(4)(i), each such installment payment shall be deemed a separate payment.

Executive acknowledges and agrees that payment of all amounts under this Section 3 are conditioned upon Executive executing this Agreement and not rescinding, breaching or threatening to breach any of the terms of this Agreement (including, without limitation, the release of all claims set forth in Section 10 below).

4. Restrictive Covenant Obligations.

(a) Executive Acknowledgements. Executive acknowledges and agrees that, in consideration for the payment by the Company, Executive must not use his confidential knowledge of the Company’s business, strategic plans, and customer relationships to compete with the Company, and therefore agrees to the restrictions contained herein. Executive further acknowledges that:

(i) during his employment, the Company was and will be engaged in the business of retail banking, commercial banking and trust and wealth management (“Business”);

(ii) Executive has occupied a position of trust and confidence with the Company, and has become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Business;

(iii) the Company is participating in the CPP;

(iv) the agreements and covenants contained in these restrictive covenants are essential to protect the Company and its goodwill; and

(v) the Company would be irreparably damaged if Executive were to utilize or disclose the Company’s trade secrets or confidential information or provide executive or strategic services to any competing entity.

(b) Non-Competition. For a period of one (1) year after the Separation Date (the “Restricted Period”), Executive will not, directly or indirectly, alone or in combination with any other person or entity, own (other than through the passive ownership of less than 1% of the publicly traded shares of any entity), operate, manage, control, engage or participate in, consult or advise, render services for, or otherwise assist, in any executive or strategic role, any person or entity (other than the Company) that engages in the Business in the California counties of Marin, Sonoma, Lake, Napa, Solano, Fresno, Monterey, San Luis Obispo, Santa Barbara and/or Ventura (such person or entity hereafter referred to as a “Competitive Entity”), in which:

(i) the Competitive Entity’s corporate headquarters is in the California counties of Marin, Sonoma, Lake, Napa, Solano, Fresno, Monterey, San Luis Obispo, Santa Barbara and/or Ventura; or

(ii) the Competitive Entity has a majority share of its Business operations in the California counties of Marin, Sonoma, Lake, Napa, Solano, Fresno, Monterey, San Luis Obispo, Santa Barbara and/or Ventura (either individually or in the aggregate); or

(iii) Executive’s position with the Competitive Entity would involve directly and materially influencing the Competitive Entity’s operations in the California counties of Marin, Sonoma, Lake, Napa, Solano, Fresno, Monterey, San Luis Obispo, Santa Barbara and/or Ventura.

(c) Non-Solicitation. Without limiting the generality of Subsection (b) above, during the Restricted Period, Executive will not, directly or indirectly, alone or in combination with any other person or entity:

(i) solicit or attempt to solicit business related to the Business from any company or institution that is then, or was within the twelve (12) month period preceding such solicitation or attempt, a customer of the Company; or

(ii) solicit, employ or engage in any capacity (whether as an employee, consultant, owner, member, independent contractor or otherwise) the services of any persons employed by the Company in the positions of [insert position titles per-third party valuation, examples include, Chief Credit Officer, Commercial and Retail Banking Executive, Corporate Real Estate Services Director, Branch Manager, Division Credit Officer, Senior Commercial and Wealth Management Private Bankers, Commercial and Wealth Private Bankers, and Chief Information Technology Officer] within the six (6) month period prior to such solicitation, employment or engagement, employed or otherwise engaged by the Company in any capacity.

(d) Non-Disclosure of Confidential Information. During the Restricted Period and for a period of two (2) years following the Restricted Period, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board, utilize, furnish, make available or disclose to any third party or use for the benefit of herself or any third party, any Confidential Information. “Confidential Information” shall mean any business information that relates to the Company or the Business, including, without limitation, information relating to strategic plans, financial, customer identities, potential customers, employees, suppliers, analyses, pricing models, revenue models, profit margins, products or services whether currently released or in development, inventions, discoveries, improvements, copyrightable work, know-how, process, designs, computer programs and routines, formula and techniques, strategies or other proprietary information used by the Company in connection with the Business; provided, however, that Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

(e) Remedy for Breach. The Parties acknowledge and agree that the payments set forth in Section 3 above shall be subject to Section 8 and shall be due and owing to Executive only if he materially complies with his obligations in Subsections (b)-(d) of this Section 4, and that upon any breach or other failure to fulfill such obligations, Executive must repay any monies already received by his under Section 3. The Parties further acknowledge and agree that such forfeiture of unpaid amounts and obligation to repay previously received amounts shall apply regardless of any determination by a court that the restrictions in Subsections (b)-(d) of this Section 4 are illegal, void, unenforceable, or overly broad. In the event that Executive has breached or otherwise failed to fulfill his obligations under Subsections (b)-(d) of this Section 4, Executive must repay to the Company all amounts received pursuant to Section 3 within five (5) days of receiving a written demand from the Company.

5. Mutual Non-Disparagement; No Encouragement of Claims.

(a) Executive agrees not to make any oral or written statement that disparages or places the Company (or any of its past or present officers, directors, employees, products, services or customers) in a false or negative light, or to encourage or assist any person or entity who may or who has filed a lawsuit, charge, claim or complaint against the Released Parties (as defined in Section 10); provided, however, that nothing herein shall prevent Executive from responding to a lawful subpoena, reporting to a government agency, or complying with any other legal obligation. If Executive receives any subpoena or becomes subject to any legal obligation that implicates this Section 5, Executive will provide prompt written notice of that fact to the Company (consistent with the notice provisions of this Agreement), and enclose a copy of the subpoena and any other documents describing the legal obligation.

(b) The Company agrees that the Company’s officers and directors shall be directed not to make any oral or written statement that disparages or places Executive in a false or negative light, or encourage or assist any person who may or who has filed a lawsuit, charge, claim or complaint against Executive; provided, however, that nothing herein shall prevent the Company from meeting its disclosure obligations under the rules of the Securities and Exchange Commission, nor prevent the Company or any of its officers and directors from responding to a lawful subpoena, reporting to a government agency, or complying with any other legal obligation. If the Company or the Board of Directors receives any subpoena or becomes subject to any legal obligation that implicates this Section 5, the Company or the Board of Directors will provide prompt written notice of that fact to Executive (consistent with the notice provisions of this Agreement), and enclose a copy of the subpoena and any other documents describing the legal obligation.

6. Return of Company Property. Executive represents and warrants that as of the date on which he executes this Agreement, he has returned or will return to the Company by [                    ], all property and documents of the Company in his possession or control including, without limitation, all computer hardware and software, equipment, documents, communication devices, keys, access cards, materials, files, records, policies, database information, mailing lists, notes, and any other items belonging to the Company, including any copies thereof. Following the date of this Agreement, as reasonably requested by the Company, Executive agrees to make available, at a mutually agreed location, each of Executive’s computers for the Company’s verification of deletion of Confidential Information. Executive further represents and warrants that: (i) he has, truthfully and in good faith, executed the Certification attached hereto as Annex C, and that he has and will continue to fully comply with the requirements set forth therein; and (ii) for all hardware to be returned, he has tendered it to the Company in the same condition as such hardware existed during his employment, without deletion, alteration, or modification of any files, documents, records, or information maintained on such hardware. Notwithstanding anything herein to the contrary, Executive may retain copies of his personnel reviews from the Company.

7. No Reinstatement. Executive waives any reinstatement or future employment with the Company and agrees never to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by the Company.

8. Waiver and CPP Compliance/Recovery. Notwithstanding anything to the contrary in this Agreement or in any other agreement, plan, program or arrangement of the Company, Executive agrees that he shall not be entitled to receive any amount of compensation that would conflict with the terms of the Waiver, the Consent Agreement or otherwise violate the CPP Rules or any other compensation rules applicable to the Company (collectively, the “Restrictions”). The preliminary determination of whether any compensation paid or to be paid to Executive conflicts with or violates the Restrictions shall be made by the Compensation and Benefits Committee of the Board (the “Committee”) in its good faith judgment with the advice of counsel. In the event of a (i) preliminary determination by the Committee or (ii) determination by the Company’s banking regulator, the US Department of the Treasury (“Treasury”), the US Internal Revenue Service or any other applicable federal government agency or body (each a “Government Agency”) that any compensation paid or to be paid to Executive would conflict with or violate the Restrictions, the Company agrees to provide notice of such determination to Executive within two (2) business days of the determination and to take reasonable steps to promptly request approval from the applicable Government Agency to make such payments to Executive under this Agreement in accordance with the Restrictions and/or to seek a waiver from Treasury that would permit the payments under this Agreement to be made to Executive if the determination is that the payment under the Agreement violates the Restrictions. Subject to the Company’s obligations set forth in the next sentence, Executive also agrees that, in the event that the Company is obligated to pay, or has previously paid, any amount to Executive that is determined by any applicable Government Agency to violate the terms of the Restrictions or as to which Treasury has not provided a waiver in response to the Company’s request, then (a) in the case of any unpaid obligation, the Company shall cease to have an obligation to pay such amounts to Executive on the dates set forth in Section 3 and (b) in the case of previously paid amounts, Executive shall be required to repay the gross amount of any such compensation to the Company within ten (10) business days of receiving written demand from the Company, or such shorter time period as may be required by such Government Agency or under the Restrictions. Subject to compliance with the Restrictions, the Company agrees that in the event any amounts to be paid to Executive under this Agreement pursuant to Section 3 have not been fully paid to Executive (or have had to be repaid by Executive to the Company) because of this Section 8, and as Executive explicitly agrees under such circumstances to continue to fulfill his obligations under this Agreement, including, but not limited to, pursuant to Sections 4, 5 and 10, the Company agrees that on the earlier of the date that (y) the Restrictions do not prohibit such payment to Executive or (z) the Company no longer has any obligation under TARP outstanding, the Company shall pay Executive in a lump sum any unpaid amounts; provided, however, that the Parties agree that any payments that are delayed beyond the timing specified in Section 3 are intended to be made in compliance with Treasury Regulation Section 1.409A-2(b)(7)(ii) so as to avoid the imposition of an additional tax under Section 409A of the Code.

9. Cooperation. On and after the Separation Date, Executive agrees to cooperate with the Company and its affiliates in any current or future investigation, litigation, proceeding, or other legal matter, including but not limited to meeting with and fully answering the questions of the Company and its affiliates or their attorneys, representatives or agents, and testifying and preparing to testify at any deposition, trial, or other proceeding without subpoena The Company will consult with Executive and make reasonable efforts to schedule any such cooperation so as not to disrupt unnecessarily Executive’s plans and commitments. The Company agrees to reimburse Executive for all of his reasonable out-of-pocket expenses associated with such cooperation, including travel expenses. Executive agrees, unless precluded by law, to promptly inform the Company in writing (consistent with the notice provisions of this Agreement) if he becomes aware of any lawsuits that are filed or threatened to be filed against the Company or its affiliates or if he become aware of or is asked to respond to questions in any formal or informal investigation of the Company or its affiliates (or its actions).

10. Executive Release of Rights and Agreement Not to Sue.

(a) Release. Executive (defined for the purpose of this Section 10 as Executive and Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the Released Parties (defined as the Company and all related companies, partnerships, divisions, parents, subsidiaries, affiliates, predecessors, successors, joint ventures, and with respect to each such entity, all of its affiliates, predecessors, successors, assigns, past and present partners, employees, officers, directors, shareholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit plans or programs and the trustees, administrators, fiduciaries, and insurers of such plans or programs) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all known or unknown claims, causes of action, liabilities, damages, fees (including attorneys’ fees), rights, demands, payments, or other remedies of any type, or remunerations of any sort, arising or that may have arisen out of or in connection with Executive’s employment by or separation of employment from the Company (“Claims”), including but not limited to:

(i) Claims based on denial of protection or benefits under any statute, ordinance, executive order, or regulation, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, National Labor Standards Act, the National Labor Relations Act, and the California Fair Employment and Housing Act, as such Acts have been amended, and their state law counterparts, or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment;

(ii) Claims arising under any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, Claims based on discrimination, harassment or retaliation on the basis of any characteristic protected under law, including but not limited to race, color, national origin, sex, religion, parental status, handicap, disability, age, marital status, veteran status, sexual orientation, ancestry, union activity, attainment of benefit plan rights, or other protected activity);

(iii) Claims based upon breach of contract, wrongful termination, retaliatory discharge, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence, or any other common law basis arising out of or relating to Executive’s employment with and/or separation from employment with the Company or any of the Released Parties and status as a director of the Company and its subsidiaries;

(iv) Claims seeking severance pay, compensation, benefits, damages, costs, attorneys’ fees, or other indemnities arising out of or relating to Executive’s employment with and/or separation from employment with the Company or any of the Released Parties and status as a director of the Company and its subsidiaries;

(v) Claims for any violation of any public policy or common law of any state relating to employment or personal injury, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, or interference with contract;

(vi) Claims arising under any other federal, state, municipal, or local statute, law, ordinance, or regulation; and/or

(vii) Claims for violation of any written or unwritten contract, policy, benefit plan, retirement or pension plan, option plan, severance plan, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration.

Claims shall not include, however, claims arising under this Agreement.

Executive further waives any right to recovery in a proceeding instituted on Executive’s behalf by an administrative agency or other entity regarding Executive’s employment with, or separation from, the Company status as a director of the Company and its subsidiaries. Executive affirms that as of the time he is signing this Agreement, no action or proceeding covered by this Section 10 is pending against any of the Released Parties.

Executive represents and warrants that Executive is the sole owner of the Claims released herein; that the same have not been assigned, transferred, or disposed of by fact, by operation of law, or in any manner whatsoever, and that Executive has the full right and power to release the Claims released herein. Executive further represents and warrants that Executive has not filed or initiated any legal, equitable, administrative, or any other proceedings against any of the Released Parties, and that no such proceeding has been filed or initiated on Executive’s behalf.

Executive is aware that hereafter there may be a discovery of Claims in addition to or different from those Executive now knows or believe to be true. Executive expressly waives and releases, fully and finally, all such Claims and any rights Executive may have under any law that is intended to prevent such Claims from being waived or released.

(b) Company’s Right to Recover. Executive agrees that if Executive breaches or violates any term of this Agreement, the Company, to the maximum extent permitted by law, shall be entitled to recover from Executive any amounts or benefits paid to Executive pursuant to this Agreement and Executive shall forfeit unpaid amounts. The prevailing Party shall be entitled to recover from the losing Party all reasonable attorney’s fees and costs incurred to enforce the terms of this Agreement or to obtain any other remedies that may be available. The officers and directors of the Company are not aware of any cause of action of the Company against Executive as of the date of this Agreement. Executive further agrees that if Executive files a lawsuit or accepts recoveries or benefits based on Claims that Executive has released pursuant to this Agreement, as a condition precedent to maintaining the litigation, Executive will immediately forfeit and/or reimburse the Company for any amounts or benefits paid to Executive pursuant to Section 3 in compliance with Section 4(e).

(c) Notice to Seek Counsel; Consideration Period; Revocation Period. Executive acknowledges that Executive has been advised in writing hereby to consult with an attorney before signing this Agreement and that Executive has had at least twenty-one (21) days after receipt of this Agreement to consider whether to accept or reject this Agreement. Executive understands that Executive may sign this Agreement prior to the end of such twenty-one (21) day period, but is not required to do so. Executive has the right to revoke this Agreement, solely with respect to Executive’s release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, for up to seven (7) days after Executive signs it. In order to so revoke, Executive must sign and send a written notice of the decision to do so, addressed as set forth in the notice provisions, and that written notice must be received no later than the eighth day after Executive signed this Agreement.

EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT, HAS RETAINED COUNSEL REGARDING THIS AGREEMENT, AND HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT BY SIGNING BELOW ON THE DATE SET FORTH BELOW.

11. Violation of Agreement. In any legal or equitable action (including an arbitration) by either Party claiming that the other Party has breached this Agreement, the prevailing Party shall be entitled to recover from the losing Party the reasonable attorneys’ fees and costs incurred by the prevailing Party in connection with such action.

12. Non-admission/Inadmissibility. This Agreement does not constitute an admission by the Company that any action it took with respect to Executive was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Executive, and the Company specifically denies any such wrongdoing or violation. This Agreement is entered into solely to resolve fully all matters related to or arising out of Executive’s employment with and separation from the Company. Neither the Agreement nor testimony regarding its negotiation, execution or implementation may be admitted or used as evidence in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

13. Notice. Any notice required or permitted pursuant to the provisions of this Agreement shall be deemed to have been properly given if in writing and when sent by United States mail, certified or registered, postage prepaid, when sent by overnight courier or when personally delivered, addressed as follows:

If to the Company:

Pacific Capital Bancorp

1021 Anacopa Street

Santa Barbara, CA 93160-0839

Attention: Noma Bruton

If to Executive:

[                    ]

[Address on file.]

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Date of service of such notice shall be (x) the date such notice is personally delivered, (y) one day after the date of delivery to the overnight courier if sent by overnight courier or (z) date of postal delivery to the Company if sent by certified or registered mail.

14. Governing Law; Arbitration; Jurisdiction; No Jury Trial. This Agreement shall be governed by and construed in accordance with laws and judicial decisions of the State of California, without regard to its principles of conflicts of laws. In the event of any dispute or claim relating to or arising out of this Agreement or the matters contemplated herein, Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”), JAMS or other mutually agreeable alternative dispute resolution service in Santa Barbara, California, provided, however, that binding arbitration shall not apply to, and the Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by Executive of his obligations under Section 4 hereof in any court having jurisdiction over Executive. Except as otherwise set forth in this Section 14, the Company and Executive agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of California, Santa Barbara County, including the federal courts located therein and the Company and Executive and hereby submit and consent to said jurisdiction and venue. Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute.

15. Miscellaneous.

(a) Severability; Waiver. The provisions of this Agreement shall be severable and the invalidity of any provision shall not affect the validity of the other provisions; provided, however, that upon a finding by a court of competent jurisdiction that any release or agreement in Sections 4 or 10 is illegal, void or unenforceable, Executive agrees to promptly execute a release, waiver and/or covenant that is legal and enforceable to the extent permitted by law. No provision of this Agreement may be waived except by a writing executed and delivered by the party against whom waiver is sought. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

(b) Heading. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(c) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

16. Indemnification/D&O Coverage. The Company will provide Executive with (a) indemnification, as provided from time to time under the Company’s policy and practice for similarly-situated executives (whether or not separated) and (b) continued coverage under the Company’s directors’ and officers’ insurance, to the extent provided from time under the applicable policy and practice for similarly-situated executives (whether or not separated). For so long as such indemnification may apply, Executive shall promptly and diligently cooperate with the Company in any investigation, litigation, proceeding, or other legal matter, including but not limited to meeting with and fully answering the questions of Company or its attorneys, representatives or agents, and testifying and preparing to testify at any deposition, trial, or other proceeding without subpoena. The dates and times on which Executive provides such cooperation shall, to the extent possible, be mutually agreed upon by Executive and the Company. The Company agrees to compensate Executive for any reasonable out-of-pocket expenses he reasonably incurs in providing such assistance and cooperation.

17. Section 409A. It is intended that any income or payments to Executive provided pursuant to this Agreement will not be subject to the additional tax and interest under Section 409A of the Code (a “Section 409A Tax”). The provisions of the Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A necessary in order to avoid the imposition of a Section 409A Tax. The Parties agree that neither party has (a) an obligation to bring any potential Section 409A Tax to the attention of the other party or (b) any liability for any Section 409A Tax or any other reporting or withholding obligation to the other party.

18. Voluntary Execution of Agreement. Executive acknowledges that:

(a) Executive has carefully read this Agreement and fully understands its meaning;

(b) Executive had the opportunity to take up to twenty-one (21) days after receiving this Agreement to decide whether to sign it;

(c) Executive understands that the Company is herein advising his, in writing, to consult with an attorney before signing it and acknowledges that he has retained an attorney;

(d) Executive is signing this Agreement, knowingly, voluntarily and without any coercion or duress; and

(e) all consideration Executive is receiving in exchange for signing this Agreement is described herein, and no other promises or representations have been made to induce Executive to sign this Agreement.

19. Entire Agreement. This Agreement, the Waiver and the Consent Agreement represent the entire agreement and understanding concerning Executive’s employment with and separation from the Company, and supersedes and replaces any and all prior agreements, understandings, discussions, proposals, or negotiations (whether written or oral) between Executive and the Company on the matters addressed herein.

IN WITNESS WHEREOF, this Agreement has been executed on the date stated below.

PACIFIC CAPITAL BANCORP

By:
[ ]
[ ]

Dated:

PACIFIC CAPITAL BANK, N.A.

By:
[ ]
[ ]

Dated:

EXECUTIVE

[ ]

Dated:

Exhibit 1

ANNEX A

WAIVER

1

ANNEX B

EXECUTIVE COMPENSATION COMMITTEE

AMENDMENT TO BENEFIT PLANS TO COMPLY WITH EMERGENCY ECONOMIC

STABILIZATION ACT, AS AMENDED AND CONSENT AGREEMENT

2